Exhibit 10.1
AMENDED AND RESTATED
CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT
          THIS AMENDED AND RESTATED CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT (the “Agreement”) is dated as of                      , between AMB Property, L.P., a Delaware limited partnership (the “Company”), and                      (the “Executive”). This Agreement supersedes in its entirety that certain Amended and Restated Change in Control and Noncompetition Agreement entered into between the Company and the Executive as of                      .
     1. TERM OF AGREEMENT
          This Agreement shall commence on the date hereof and will terminate on November 26, 2008; provided, however, that commencing on November 26, 2008, and each November 26 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than ninety (90) days prior to the date such automatic extension would otherwise occur, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2) occurs during the original or extended term of this Agreement, this Agreement shall continue in effect until the later of November 26, 2008 and twenty-four (24) months after the date on which such Change in Control occurred (the “Change in Control Date”).
     2. DEFINITIONS
          For purposes of this Agreement, the following terms shall have the following meanings:
          “Cause” shall mean:
     (a) gross negligence or willful misconduct in the performance of the Executive’s duties;
     (b) the Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or any failure after the Executive’s issuance of a Notice of Termination (as defined in Section 3.6)), after a written demand for substantial performance is delivered to the Executive by the Board of Directors (the “Board”) of AMB Property Corporation, a Maryland corporation (the “General Partner”);
     (c) fraud or other conduct against the material best interests of the Company; or
     (d) a conviction of a felony if such conviction has a material adverse effect on the Company.

          A “Change in Control” shall be deemed to occur upon any of the following events:
     (a) the complete liquidation of the General Partner or the sale or disposition by the General Partner of all or substantially all of the General Partner’s assets, or the disposition by the General Partner of more than fifty percent (50%) of its interest in the Company;
     (b) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the General Partner representing fifty percent (50%) or more of the combined voting power of the General Partner’s then outstanding securities. For purposes of this Agreement, (A) the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the term shall not include the General Partner, any trustee or other fiduciary holding securities under an employee benefit plan of the General Partner, and any corporation owned, directly or indirectly, by the shareholders of the General Partner, in substantially the same proportions as their ownership of stock of the General Partner, and (B) the term “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
     (c) during any period of twelve (12) consecutive months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the General Partner to effect a transaction described in clauses (a), (b) or (d)) whose election by the Board or nomination for election by the General Partner’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
     (d) the consummation of a merger or consolidation of the General Partner with any other corporation (or other entity); provided, that, a Change in Control shall not be deemed to occur (i) as the result of a merger or consolidation which would result in the voting securities of the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the General Partner or such surviving entity outstanding immediately after such merger or consolidation or (ii) where more than fifty percent (50%) of the directors of the General Partner or the surviving entity after such merger or consolidation were directors of the General Partner immediately before such merger or consolidation.

“Date of Termination” shall mean:
     (a) if the Executive’s employment is terminated by his death, the date of his death;
     (b) if the Executive’s employment is terminated by reason of his Disability, the date of the opinion of the physician referred to in the definition of “Disability” hereof; or
     (c) if the Executive’s employment is terminated by the Company or by the Executive for any reason other than death or Disability, the date specified in the Notice of Termination;
provided, that, if within fifteen (15) days after any Notice of Termination (as defined in Section 3.6) is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.
          “Disability” shall mean the Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform properly his duties as an employee of the Company, and as a result, the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred and eighty (180) business days in any twelve (12) month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.
          “Good Reason” shall mean, without the Executive’s express written consent, the occurrence after a Change in Control of any of the following circumstances unless such circumstances are fully corrected as specified in the Notice of Termination in accordance with the terms and conditions in this Agreement (each, a “Good Reason Condition”):
     (a) the assignment to the Executive of any duties inconsistent with the position in the Company that the Executive held immediately prior to the Change in Control Date that results in a material diminution in the Executive’s authority, duties or responsibilities, a significant adverse alteration in the nature or status of the Executive’s responsibilities or the conditions of the Executive’s employment from those in effect immediately prior to the Change in Control Date that results in a material diminution in the Executive’s authority, duties or responsibilities, or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control Date;
     (b) a material reduction in the Executive’s annual base compensation as in effect on the Change in Control Date;

     (c) (i) the relocation of the Company’s offices at which the Executive is principally employed immediately prior to the Change in Control Date (the “Principal Location”) to a location more than fifty (50) miles from such location or (ii) the Company’s requiring the Executive, without the Executive’s written consent, to be based anywhere other than the Principal Location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations prior to the Change in Control Date; provided, however, that with respect to (ii), such change constitutes a material change in geographic location;
     (d) the Company’s failure to pay to the Executive any portion of the Executive’s compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;
     (e) the Company’s failure to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate in on the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company’s failure to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control Date;
     (f) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including, if applicable, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors;
     (g) a material diminution in the budget over which the Executive retains authority; or
     (h) any other action or inaction that constitutes a material breach by the Company of this Agreement.
provided, however, that the Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
     3. COMPENSATION UPON TERMINATION
          3.1. Death.
               Whether or not there is a Change in Control, if the Executive’s employment shall be terminated due to the Executive’s death, the Company shall pay monthly to the Executive’s estate for a period equal to one (1) year following the Date of Termination an amount equal to the sum of: (i) one-twelfth of the Executive’s annual base compensation as in effect on the Date of Termination plus (ii) one-twelfth of any bonus at the most recent annual amount received, or entitled to be received, by the Executive for the most recent annual period.

At the Executive’s estate’s expense, the Executive’s spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.
          3.2. Disability.
               Whether or not there is a Change in Control, if the Executive’s employment shall be terminated by reason of Disability, the Company shall pay to the Executive a single payment in an amount equal to the sum of: (i) the Executive’s annual base compensation as in effect on the Date of Termination plus (ii) an amount equal to the annual bonus received, or entitled to be received, by the Executive for the most recent annual period. Such payment shall be in addition to any disability insurance payments to which the Executive is otherwise entitled. At the Executive’s own expense, the Executive and the Executive’s spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.
          3.3. Termination Upon Change in Control.
               If during the term or extended term of this Agreement and within two (2) years following a Change in Control, the Executive’s employment with the Company is terminated, in addition to his base compensation and any bonus then payable through the Date of Termination and, at the Executive’s own expense, any continuation of health insurance coverage rights under any applicable law, the Executive shall be entitled to the benefits provided below, unless such termination is (i) because of the Executive’s death, Disability or retirement, (ii) by the Company for Cause or (iii) by the Executive other than for Good Reason; provided, however, that in the event the Executive’s employment is terminated for any reason and subsequently a Change in Control occurs, the Executive shall not be entitled to any benefits hereunder, other than pursuant to Sections 3.1 and 3.2:
               (a) the Company shall pay to the Executive, when due, the Executive’s base compensation and any bonus then payable through the Date of Termination;
               (b) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive a lump sum payment in cash within 30 days of the Date of Termination equal to the sum of the following:
                    (i) two (2) times the Executive’s annual base compensation as in effect as of the Date of Termination or immediately prior to the Change in Control Date, whichever is greater; and
                    (ii) two (2) times the average of the annual bonus payments received, or entitled to be received, by the Executive for the three (3) most recent annual periods; provided, however, that if the Executive has been employed by the Company as an executive officer for less than three (3) years, then he or she shall be paid two (2) times the average of the annual bonus payments received, or entitled to be received, by the Executive for all prior annual periods that the Executive was employed by the Company as an executive officer (annualizing any prorated bonus for a partial first year);

               (c) if the Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then until the earlier of (i) twenty-four (24) months following such termination and (ii) the expiration of the Executive’s applicable COBRA continuation coverage period (the “Coverage Period”), the Company shall reimburse the COBRA premiums paid by Executive for the Executive and the Executive’s covered dependents. During the Coverage Period, the Company shall also provide the Executive and the Executive’s eligible family members with life insurance at least equal to those which would have been provided to the Executive and such family members if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter; and
               (d) the Company shall pay to the Executive a lump sum payment in cash, within thirty (30) days of the Date of Termination, an amount equal to two (2) times the matching or profit contributions, if any, to which the Executive would be entitled in respect of the amount equal to the applicable maximum limitation for Executive under Sections 402(g) and 414(v) of the Internal Revenue Code of 1986, as amended (the “Code”) for the year in which Executive’s termination of employment occurred under the Company’s 401(k) plan (the “401(k) Plan”) had such amounts actually been deferred by the Executive under the 401(k) Plan during the twenty-four (24) month period following the Executive’s termination of employment, as determined under the 401(k) Plan’s terms in effect as of the Date of Termination.
          3.4. Certain Additional Payments by the Company.
               (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
               (b) Subject to the provisions of Section 3.4(c), all determinations required to be made under this Section 3.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section 3.4(e) below, any Gross-Up Payment, as determined pursuant to this Section 3.4, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination (and in any event, such Gross-up Payment shall be paid to the Executive by the end of the calendar year next following the calendar year in which the Executive or the Company remits the Excise Tax). Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 3.4, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3.4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                    (i) give the Company any information reasonably requested by the Company relating to such claim;
                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
                    (iii) cooperate with the Company in good faith in order effectively to contest such claim; and
                    (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
               (e) Notwithstanding any other provision of this Section 3.4, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.
               (f) Definitions. The following terms shall have the following meanings for purposes of this Section 3.4.
                    (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
                    (ii) A “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
          3.5. Accelerated Vesting of Options and other Equity-Based Awards upon a Change in Control. Notwithstanding anything to the contrary set forth in any stock, option or other equity incentive award plan of the Company or in any option, restricted stock or other equity-based award agreement between the Company and the Executive (regardless of whether such agreement is under any such stock, option or other equity incentive award plan), upon a Change in Control (or at such other time prior to a Change in Control as may be determined by the Board in its discretion), all options to acquire any equity securities of the Company held by the Executive shall immediately become exercisable and fully vested and all shares of restricted stock, restricted stock units, deferred stock awards and other awards based upon the Company’s equity securities held by the Executive shall immediately become fully vested, exercisable or payable, as applicable, and any forfeiture provisions with respect to such awards shall immediately lapse. If the vesting of an award has been accelerated pursuant to this Section 3.5 expressly in anticipation of a Change in Control and the Board later determines that the Change in Control will not be consummated, the Board may rescind the effect of the acceleration as to any accelerated awards.
          3.6 Notice. Any termination of the Executive’s employment by the Company or the Executive shall be communicated by written notice of termination to the other party (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In order to resign for Good Reason, the Executive must provide written notice to the Company of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will have a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the Notice of Termination. If the Good Reason Condition is not remedied within such 30-day period, the Executive may resign for Good Reason based on the Good Reason Condition specified in the Notice of Termination, provided that such resignation must occur within six months after the initial existence of such Good Reason Condition.
          3.7 Termination Obligations.
               (a) The Executive hereby acknowledges and agrees that all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Executive’s employment. “Personal Property” includes, without limitation, all electronic devices of the Company used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, PDAs, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.
               (b) The Executive’s obligations under this Section 3.7 and Section 4 hereof shall survive termination of the Executive’s employment and the expiration of this Agreement.

               (c) Upon termination of the Executive’s employment, the Executive will be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.
          3.8. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer.
          3.9. Compensation Covenant. After a Change in Control event (or in anticipation of a Change in Control event), the Company shall not discontinue any material compensation or benefit plan or practice in which the Executive is eligible to participate in on the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, and the Company shall not discontinue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants as existed at the time of the Change in Control Date.
     4. CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION COVENANTS
          4.1. Confidentiality. In consideration of and in connection with the benefits provided to the Executive under this Agreement, the Executive hereby agrees that the Executive will not, during the Executive’s employment or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, tenants, employees, consultants, vendors, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to owner or tenant lists of the Company and its affiliates.
          4.2. Noncompetition. During the term of the Executive’s employment, the Executive shall not engage in any activities, directly or indirectly, in respect of commercial real estate, and will not make any investment in respect of industrial real estate, other than through ownership of not more than five percent (5%) of the outstanding shares of a public company engaged in such activities and through investments listed on Schedule I hereto.
          4.3. Nonsolicitation. In consideration of and in connection with the benefits provided to the Executive under this Agreement, for a period of two (2) years following the Date of Termination, the Executive shall not solicit or induce any of the Company’s or its affiliates’ employees, agents or independent contractors to end their relationship with the Company or its affiliates, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm or company.
     5. GENERAL PROVISIONS
          5.1. Successors; Binding Agreement
               (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to receive compensation from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.
               (b) This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.
          5.2. Injunctive Relief and Enforcement. The Executive acknowledges that the remedies at law for any breach by him of the provisions of Sections 3.7 or 4 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Sections 3.7 or 4 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 3.7 or 4 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.
          5.3. No Contract of Employment. The Executive acknowledges that the Executive’s employment with the Company is at will. This Agreement shall not confer upon the

Executive any right of continued or future employment by the Company or any right to compensation or benefits from the Company except the rights specifically stated herein, and shall not limit the right of the Company to terminate the Executive’s employment at any time with or without cause.
          5.4. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case notice shall be sent to:

If to Executive:	[Name]
AMB Property Corporation
[Address]
[Address]
Facsimile:

If to the Company:	AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Attention: General Counsel
Facsimile: (415) 394-9001
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          5.5. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.
          5.6. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.
          5.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          5.8. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          5.9. Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.
          5.10. Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, “Damages”) directly or indirectly arising out of or relating to the Executive discharging the Executive’s duties on behalf of the Company and/or its respective subsidiaries and affiliates, so long as the Executive acted in good faith within the course and scope of the Executive’s duties with respect to the matter giving rise to the claim or Damages for which the Executive seeks indemnification.
          5.11. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS TERM AND THROUGH ANY APPLICABLE SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.
          5.12. DISPUTE RESOLUTION. TO ENSURE THE TIMELY AND ECONOMICAL RESOLUTION OF DISPUTES THAT ARISE IN CONNECTION WITH THIS AGREEMENT THE COMPANY AND EXECUTIVE AGREE THAT ANY AND ALL DISPUTES, CLAIMS, OR CAUSES OF ACTION ARISING FROM OR RELATING TO THE ENFORCEMENT, BREACH, PERFORMANCE OR INTERPRETATION OF THIS AGREEMENT SHALL BE RESOLVED TO THE FULLEST EXTENT PERMITTED BY LAW BY FINAL, BINDING AND CONFIDENTIAL ARBITRATION, BY A SINGLE ARBITRATOR, IN SAN FRANCISCO COUNTY, CALIFORNIA, CONDUCTED BY AMERICAN ARBITRATION ASSOCIATION (“AAA”) UNDER THE APPLICABLE AAA EMPLOYMENT RULES. BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. THE ARBITRATOR SHALL: (A) HAVE THE AUTHORITY TO COMPEL ADEQUATE DISCOVERY FOR THE RESOLUTION OF THE DISPUTE AND TO AWARD

SUCH RELIEF AS WOULD OTHERWISE BE PERMITTED BY LAW; AND (B) ISSUE A WRITTEN ARBITRATION DECISION, TO INCLUDE THE ARBITRATOR’S ESSENTIAL FINDINGS AND CONCLUSIONS AND A STATEMENT OF THE AWARD. THE ARBITRATOR SHALL BE AUTHORIZED TO AWARD ANY OR ALL REMEDIES THAT EXECUTIVE OR THE COMPANY WOULD BE ENTITLED TO SEEK IN A COURT OF LAW. THE COMPANY SHALL PAY ALL AAA’S ARBITRATION FEES. NOTHING IN THIS AGREEMENT IS INTENDED TO PREVENT EITHER THE COMPANY OR THE EXECUTIVE FROM OBTAINING INJUNCTIVE RELIEF IN COURT TO PREVENT IRREPARABLE HARM PENDING THE CONCLUSION OF ANY SUCH ARBITRATION.
          5.13. Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the final Department of Treasury Regulations promulgated thereunder (the “409A Regulations”).
          Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent any portion of the termination payments to which the Executive is entitled under this Agreement in the event of a termination upon a Change in Control is required to be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be paid to the Executive prior to the earlier of (i) the expiration of the six-month period which shall begin on the date of the Executive’s “separation from service” with the Company (as such term is defined in accordance with Section 409A of the Code and the 409A Regulations), or (ii) the date of Executive’s death; provided, however, that (a) termination payments shall not be delayed in the event such payments must be paid within the “short-term deferral period” as specified under Section 409A of the Code and the 409A Regulations (which, solely for illustrative purposes, generally requires payment within the first 2 1/2 months of the calendar year immediately following the calendar year in which the Executive has a vested right to payment under this Agreement) and (b) in the event of an involuntary termination as specified in Section 409A of the Code and the 409A Regulations, payment shall be delayed only with respect to that portion of the termination payments in excess of the lesser of (x) two times the limit under Section 401(a)(17) of the Code (the total of which is currently $450,000) or (y) the sum of Executive’s annual compensation for the two calendar years prior to the Date of Termination. Upon the expiration of the period during which the payment of any termination payments is delayed as set forth in (i) or (ii), all payments deferred pursuant to this Section 5.13 shall be paid in a lump sum to the Executive and any remaining payments due under the Agreement shall be paid as otherwise provided herein.
          5.14 Withholding. Any amounts payable pursuant to this Agreement shall be subject to any federal, state, local, or other income, employment, excise or other taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.
          5.15. Attorneys’ Fees. Subject to Section 5.12, if any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.
          5.16. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the matters contained herein, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Company.
          5.17. The Executive’s Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.
(Signature Page Follows)

          IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change in Control and Noncompetition Agreement as of the date and year first written above.

AMB PROPERTY, L.P. a Delaware limited partnership
By:	AMB Property Corporation
its general partner

By:
	Name:	Nancy J. Hemmenway
	Title:	Senior Vice President

EXECUTIVE
Name:

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